UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

          Pursuant to Section 13 or 15(d) of the Securities Act of 1934

        Date of Report (Date of earliest event reported) August 10, 2000

                             Ocean Power Corporation
 -------------------------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)

           Delaware                                     94-3350291
           --------                                     ----------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

            5000 Robert J. Mathews Parkway, El Dorado Hills, CA 95762
            ---------------------------------------------------------
                    (Address of principal executive offices)

                                 (916) 933-8100
                                 --------------
               (Registrant's telephone number including area code)

ITEM 1.  CHANGES IN CONTROL OF REGISTRANT:

         Not applicable

ITEM 2.  ACQUISITION AND DISPOSITION OF ASSETS.

Ocean Power Corporation (the "Company") entered into a Share Purchase Agreement ("Agreement") with the Shareholders of SIGMA Elektroteknisk, AS ("SIGMA") on July 25, 2000 whereby the Shareholders of SIGMA agreed to a stock for stock exchange as set forth in the Agreement and attached hereto as Exhibit 1. There were no prior material relationships between or among any of the Shareholders of SIGMA and the Company or any of their officers, directors, associates or affiliates. The acquisition was completed on August 10, 2000. It did not require the use of any funds. Pursuant to the terms of the Agreement, the Company acquired 100% of the issued and outstanding shares of SIGMA from its Shareholders in return for 1,178,748 shares of the Company's restricted common stock valued at $3.20 per share or $5,500,000. The common stock of the Company issued in connection with the acquisition have not been registered under the Securities Act of 1933. The acquistion will be accounted for as a purchase per the requirements of APB No. 16.

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SIGMA  is a  developer  of  Stirling  engine  systems  that  generate  heat  and electricity for residential uses. They are leaders in the development of engines that use a wide range of fuels including propane, diesel and natural gas. The assets of SIGMA comprise patents, cash, machinery, tools and fixtures. SIGMA will continue its present operations. It is now a wholly owned subsidiary of the Company. The acquisition is intended to broaden the technology base of the Company and to add a potentially major source of revenue for the Company.

ITEM 3.  BANKRUPTCY OR RECEIVERSHIP.

         Not Applicable

ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS.

         Not Applicable

ITEM 5.  OTHER EVENTS

         Not Applicable

ITEM 6.  RESIGNATION OF REGISTRANT'S DIRECTORS.

         Not Applicable

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)      Financial Statements

         (i) Audited financial statements of SIGMA will be filed pursuant to an 8-KA.

(b)      Pro Forma Financial Information

         (i) Pro Forma Financial information will be filed pursuant to an 8-KA.

(c)      Exhibits

         1.    Share Purchase Agreement


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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has fully caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    August 23, 2000

                           OCEAN POWER CORPORATION


                           BY: /s/ Joseph P. Maceda
                           ------------------------
                                   Joseph P. Maceda, President and Director